Exhibit 99.1

Jones Soda Receives Nasdaq Staff Determination Regarding Delisting
Jones Plans to Appeal Delisting

SEATTLE, WA – March 22, 2010 – Jones Soda Co. (NASDAQ: JSDA), announced today that it received a Nasdaq Staff Determination Letter (the “Letter”) from the staff of the Nasdaq Stock Market Listing Qualifications Department stating that the Company had not regained compliance with the $1.00 per share minimum bid price requirement for continued listing under Nasdaq Listing Rule 5550(a)(2) by March 15, 2010, in accordance with the Nasdaq Staff Deficiency Letter previously issued on September 15, 2009. The Letter further stated that unless the Company requests a hearing to appeal the Staff’s determination by March 23, 2010, trading of the Company’s common stock will be suspended at the opening of business on March 25, 2010, and the Company’s common stock will be removed from listing on the Nasdaq Stock Market.

The Company plans to request a hearing before a Nasdaq Hearings Panel to appeal the Staff’s delisting determination. The request for a hearing will stay the suspension of the Company’s common stock pending the issuance of the Panel’s written decision. Accordingly, the Company’s common stock is expected to continue to be listed on the Nasdaq Capital Market pending the conclusion of the appeal process. There can be no assurance that the Panel will grant the Company’s request for continued listing.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co. ® markets and distributes premium beverages under the Jones Soda, Jones Pure Cane Soda™, Jones 24C™, Jones GABA®, Jones Organics™, Jones Naturals® and Whoopass Energy Drink® brands and sells through its distribution network in markets primarily across North America. A leader in the premium soda category, Jones is known for its variety of flavors and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers. For more information visit www.jonessoda.com, www.myjones.com, and www.jonesGABA.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company’s expectations with respect to the continued listing of the Company’s common stock on the Nasdaq Capital Market. Forward-looking statements include all passages containing words such as “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming,” variations of such words, and similar expressions. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The risks and uncertainties that may affect forward-looking statements include, among others, the Company’s ability to successfully appeal the delisting determination, the ability of the Company’s common stock to continue trading on the Nasdaq Capital Market and other factors detailed from time to time in Jones Soda’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. You should not place undue reliance upon any such forward-looking statements, which are based on management’s beliefs and opinions at the time the statements are made, and Jones Soda does not undertake any obligation to update forward-looking statements should circumstances or management’s beliefs or opinions change.